Exhibit (k)(1)

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

FORM OF TRANSFER AGENCY AGREEMENT

THIS AGREEMENT made as of the 9th day of January, 2020 is by and between Goldman Sachs Real Estate Diversified Income Fund (the “Trust”), a Delaware statutory trust, and Goldman Sachs & Co. LLC (“Goldman Sachs”), a New York limited liability company.

WITNESSETH:

WHEREAS, the Trust is a closed-end management investment company registered under the Investment Company Act of 1940, as amended (the “1940 Act”);

WHEREAS, the Trust is empowered to issue common shares of beneficial interest (“Shares”);

WHEREAS, the Trust has elected to operate as an “interval fund” in accordance with Section 23(c) of the 1940 Act and Rule 23c-3 thereunder;

WHEREAS, the Trust desires to appoint Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the other services contemplated hereby with respect to the Trust;

WHEREAS, Goldman Sachs is a registered transfer agent and is authorized to enter into this agreement and desires to accept appointment as Transfer Agent and Dividend Disbursing Agent; and

NOW THEREFORE, in consideration of the mutual covenants herein contained, the parties hereto agree as follows:

1.	APPOINTMENT

1.01.

Subject to the terms set forth in this Agreement, the Trust hereby appoints Goldman Sachs as Transfer Agent and Dividend Disbursing Agent and to perform the other services contemplated hereby with respect to the Trust.

1.02.	Goldman Sachs hereby accepts such appointment and agrees that it will act as Transfer Agent and Dividend Disbursing Agent and perform the other services described herein with respect to the Trust.

1.03.	Goldman Sachs agrees to provide the necessary facilities, equipment and executive, administrative and clerical personnel to perform its duties and obligations.

1.04.

Goldman Sachs may engage third parties to act as agents for the purpose of providing some or all of the Transfer Agency services described below all as shall be set forth in a written contract between Goldman Sachs and the agent; provided, however, that the appointment of any agent shall not relieve Goldman Sachs of its responsibilities or liabilities hereunder.

2.	TRANSFER AGENT

2.01.

Goldman Sachs shall, subject to any instructions (as defined in Section 5 hereof), record the issuance, transfer, and repurchases of Shares in accordance with the following provisions of this Section 2.

2.02.

After being notified by the Trust’s custodian (the “Custodian”) that the purchase price in respect of orders to purchase Shares has been received, Goldman Sachs shall compute in accordance with the Trust’s Prospectus (the term “Prospectus,” as used herein, shall be deemed to mean the Trust’s then current prospectus or prospectuses, all applicable supplements thereto, the applicable Statement or Statements of Additional Information and all applicable supplements thereto, unless the context otherwise requires) the number of Shares to be purchased at the net asset value of such Shares applicable to such order and shall (i) credit the account of the purchaser with the number of Shares so purchased as of the time contemplated by the Prospectus and (ii) upon the settlement date, mail to the purchaser a confirmation of such purchase and notice of such credit.

2.03.	Upon receipt of requests for transfer in proper form, Goldman Sachs shall make appropriate entries to reflect the transfer of Shares on the records of the Trust maintained by it.

2.04.

Goldman Sachs shall make an adequate and accurate record of the date and time of receipt of all repurchase requests transmitted or delivered to it, and shall process such requests in accordance with the following provisions. If such repurchase requests comply with the standards for repurchase approved by the Trust (as evidenced by the Prospectus and instructions), Goldman Sachs shall compute in accordance with the Prospectus and instructions the amount of repurchase payment due to each record holder of Shares (“Shareholder”) tendering Shares under such standards. If any such request for repurchase does not comply with the standards for repurchases approved by the Trust, Goldman Sachs shall take such actions as it reasonably deems appropriate under the circumstances and as recommended by the Trust’s instructions. At such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of repurchases in accordance with the Prospectus, Goldman Sachs shall advise the Custodian of aggregate repurchase requests for which the Custodian is authorized to effect payment and shall advise the Custodian of the amount required to pay any portion of such repurchases which is payable by wire and the amount required to pay any portion of such repurchases which is payable by check. Goldman Sachs shall, as applicable, instruct the Custodian to wire transfer such repurchases to the Trust’s checking account established and maintained at the Custodian in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed upon by Goldman Sachs and Custodian so as to provide for the timely payment of repurchases in accordance with the provisions of the Prospectus, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for repurchases to Shareholders. In accordance with provisions of the resolutions of the Trust’s Board of Trustees and the Prospectus and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for repurchases to Shareholders who requested that repurchase proceeds be remitted by check. Goldman Sachs shall (i) deduct from the account of the tendering Shareholder the number of Shares repurchased by a Fund as of the time contemplated by the Prospectus and (ii) mail to the tendering Shareholder a confirmation of the repurchase.

2.05.

In addition to mailing the confirmation and notice to purchasers as provided in paragraph 2.02 and the confirmation of tendering Shareholders as provided in paragraph 2.04, Goldman Sachs will also provide a quarterly statement] to Shareholders as described in the Prospectus.

3.	DIVIDENDS AND DISTRIBUTIONS

3.01.

With respect to those Shareholders which have elected reinvestments of dividends and distributions in additional Shares, Goldman Sachs shall credit the account of such Shareholders with the requisite number of additional Shares relative to each such dividend or distribution. With respect to those Shareholders which have elected to receive such dividends and distributions in cash, at such times as may be agreed upon by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends or distributions to Shareholders in accordance with the provisions of the Prospectus, Goldman Sachs shall advise the Custodian orally of and confirm to it in writing, the aggregate amount of dividends or distributions which is payable to Shareholders and shall advise the Custodian orally of and confirm to it in writing, the amount required to pay any portion of any such dividend or distribution which is payable by wire and the amount required to pay any portion of any such dividend or distribution which is payable by check. Goldman Sachs shall as applicable instruct the Custodian to wire transfer dividends or distributions to the Trust’s checking account established and maintained at the Custodian in accordance with Section 17(f) of the 1940 Act. At such times as may be agreed by Goldman Sachs and the Custodian so as to provide for the timely payment of dividends and distributions in accordance with the provisions of the Prospectus, Goldman Sachs shall give wiring instructions to the Custodian so as to effect payment for dividends and distributions to Shareholders who requested such payment by wire or by check. In accordance with the provisions of the resolutions of the Trust’s Board of Trustees and the Prospectus and with the terms of this Agreement, Goldman Sachs shall prepare and mail checks for dividends or distributions to Shareholders who requested payment thereof by check.

4.01.

Goldman Sachs shall establish and maintain a separate account with respect to each Shareholder. Goldman Sachs shall perform such “master” and “sub-accounting” services, if any, as described in the Prospectus, provided that the Trust shall not change the description of such services in the Prospectus without obtaining the advance consent of Goldman Sachs. Goldman Sachs shall maintain records showing for each Shareholder’s account the following: (a) name, address, tax identifying number and number of Shares held; (b) historical information regarding the account, including dividends and distribution paid and date and price for all transactions; (c) any stop or restraining order placed against the account; (d) information with respect to withholdings; (e) any dividend or distribution reinvestment order, dividend or distribution address and correspondence relating to the current maintenance of the account; and (f) any information required in order for Goldman Sachs to perform the calculations and make the determinations contemplated or required by this Agreement.

4.02.	Goldman Sachs shall report abandoned property to state authorities as authorized by the Trust in accordance with the policies and procedures agreed upon by the Trust and Goldman Sachs.

4.03.	Goldman Sachs will provide the Trust with periodic reports on investor trading activity in the Trust based on parameters provided to Goldman Sachs by the Trust, as amended from time to time.

4.04.

The Trust may elect to delegate to Goldman Sachs certain anti-money laundering (“AML”) duties pursuant to the AML Program of the Trust with respect to the ownership of, and transaction in, Shares of the Trust for which Goldman Sachs maintains the applicable Shareholder information.

4.05.

Goldman Sachs shall maintain all records relating to its activities and obligations under this Agreement in such manner as will enable the Trust and Goldman Sachs to meet their respective obligations under: (i) the Prospectus; (ii) the required recordkeeping and reporting provisions of the 1934 Act, particularly Section 17A thereof, and of the 1940 Act, particularly Sections 30 and 31 thereof, and state securities or Blue Sky laws, and the rules and regulations thereunder; and (iii) applicable Federal and State tax laws and regulations thereunder.

4.06.

All records maintained by Goldman Sachs in connection with the performance of its duties under this Agreement will remain the property of the Trust, shall be returned to the Trust promptly upon request and, in the event of termination of this Agreement, will be promptly returned to or delivered as directed by the Trust. Such records may be inspected by the Trust at reasonable times. In the event such records are returned to or delivered as directed by the Trust, Goldman Sachs may at its option retain copies of such records.

4.07.

Goldman Sachs shall furnish to the Trust: (a) information as to the Shares distributed or to be distributed in each State for “Blue Sky” purposes at such times and in such degree of detail as is necessary for the Trust to verify the satisfaction of or to satisfy its obligations to register such Shares under applicable “Blue Sky” laws, and (b) copies of Shareholder lists and such other information and statistical data as may reasonably be requested in instructions.

4.08.	Goldman Sachs shall file with the Internal Revenue Service and with the appropriate State agencies, and, if required, mail to Shareholders such returns for reporting:

(i)	return of capital, dividends and distributions paid, credited or withheld as are required by the Prospectus or applicable law or regulation to be so filed and mailed and

(ii)	expenses incurred by the Trust as are required by applicable Federal law.

4.09.

Goldman Sachs will provide each Shareholder with a printed confirmation for each transaction or an individual statement as described in the Prospectus. Upon request from a Shareholder, Goldman Sachs shall prepare and mail a statement showing all activity in such Shareholder’s account.

4.10.

Goldman Sachs shall mail such notices of meetings and other material supplied to it by the Trust in connection with Shareholder meetings of the Trust and shall receive, examine and tabulate returned proxies and certify the vote to the Trust, all as and to the extent requested by the Trust.

4.11.

Goldman Sachs shall mail prospectuses, notifications of repurchase offers pursuant to Rule 23c-3 under the 1940 Act, financial reports and, upon request, Statements of Additional Information to current Shareholders.

4.12.

Goldman Sachs shall cooperate with the Trust and the Trust’s independent public accountants in connection with: (a) the preparation of reports to Shareholders, to the Securities and Exchange Commission (including all required periodic and other reports), to State securities commissioners, and to others, (b) annual and other audits of the books and records of the Trust, and (c) other matters of a like nature.

4.13.

Goldman Sachs shall maintain adequate procedures and systems to safeguard from loss or damage attributable to fire, theft, misuse or any other cause the Trust’s records and other data and Goldman Sachs’ records, data, equipment, facilities and other property used in the performance of its obligations hereunder. These safeguards must comply with (a) all security laws applicable to Goldman Sachs or the services provided by it hereunder (including any laws applicable to use, storage, possession and/or handling of data of this nature, which include, by way of example, the Privacy of Consumer Financial Information (Regulation S-P) under the 1934 Act).

4.14.

Goldman Sachs shall maintain expedited repurchase and dividend instructions from Shareholders in the form of such records as are necessary to honor telephone, telegraph or other repurchase requests from Shareholders without signature guarantee and to effect the payment of dividends and distributions in accordance with the provisions of the Prospectus. Goldman Sachs shall apply such instructions as necessary to effect dividends, distributions, repurchases and other transactions in accordance with the provisions of the Prospectus. Goldman Sachs shall establish and maintain procedures reasonably designed to ensure the accuracy, safekeeping and proper application of records of expedited repurchases and dividend instructions.

4.15	When and if the Trust participates in the National Securities Clearing Corporation (“NSCC”), Goldman Sachs shall:

(a)

accept and effectuating the registration and maintenance of accounts through NSCC Networking and the purchase, redemption, and transfer of shares in such accounts through systems or applications offered to its participants by NSCC (the “Programs”) in accordance with instructions transmitted to and received by Goldman Sachs by transmission from NSCC on behalf of broker-dealers and banks which have been established by, or in accordance with the instructions

(b)	issue instructions to the Trust’s banks for the settlement of transactions between the Trust and NSCC (acting on behalf of its broker-dealer and bank participants);

(c)	provide account and transaction information from the Trust’s records in accordance with the applicable Program’s rules for and those broker-dealers; and

(d)	maintain security holder accounts on its systems through the Programs

4.16.	Goldman Sachs, in the performance of its duties hereunder:

(a)

shall use the care, skill, prudence and diligence under the circumstances then prevailing that a prudent person acting in the like capacity and familiar with such matters would use in the conduct of an enterprise of a like character and with like aims; and

(b)

shall act in conformity with the Trust’s amended and restated Declaration of Trust dated as of March 12, 2009 (such Declaration of Trust, as presently in effect and as amended from time to time, is herein called the “Declaration of Trust”), the Trust’s By-laws (such By-laws, as presently in effect and as amended from time to time, are herein called the “By-laws”), the Prospectus and any instruction, and will subject to the standard set forth in paragraph 4.15(a) above, comply with and conform to the requirements of the 1940 Act, the 1934 Act, particularly Section 17A thereof, and all other applicable federal and state laws, regulations and rulings; and

(c)

shall not be liable for any damages, including those resulting from its failure to perform its obligations under the terms of this Agreement, provided such damages or failure are due to an act of God, equipment or transmission failure, strike or other cause reasonably beyond its control.

5.	INSTRUCTIONS

5.01.

Goldman Sachs shall be deemed to have received instructions (as that term is used herein) upon receipt of written instructions (including receipt by email, facsimile, telecopier, telegram, cable or Telex), which may be continuing instructions, approved by a majority of the Board of Trustees of the Trust or by a person that the Trustees shall have from time to time authorized to give the particular class of instructions in question. Different persons may be authorized to give instructions for different purposes, and instructions may be general or specific in terms. A certified copy of the By-laws, resolution or action of the Board of Trustees of the Trust may be received and accepted by Goldman Sachs as conclusive evidence of the authority of any such persons to act and may be considered to be in full force and effect until receipt by Goldman Sachs of written notice to the contrary.

5.02.

At any time Goldman Sachs may apply to any Trustee or officer of the Trust or any person authorized to give instructions, and may consult with legal counsel to the Trust with respect to any matter arising in connection with the services to be performed by Goldman Sachs under this Agreement, and Goldman Sachs and its agents and subcontractors shall not be liable and shall be indemnified by the Trust for any action taken or omitted by it in reliance upon such instructions or upon the opinion of such counsel.

6.	COMPENSATION

6.01.

For the services provided and the expenses assumed by Goldman Sachs pursuant to this Agreement, the Trust will pay to Goldman Sachs as full compensation therefore the compensation set forth in the schedule of even date herewith delivered by Goldman Sachs to the Trust until a different compensation schedule shall be agreed upon in writing between the parties which schedule shall be preceded by approval of a majority of the Trustees, including the Trustees who are not interested persons of the Trust or Goldman Sachs.

6.02.

With respect to each share class, all expenses that exceed the annual fee rate in the compensation schedule described in paragraph 6.01 shall be borne by Goldman Sachs, except for the following: (a) all reimbursements made by the Trust to Indemnified Parties, in accordance with paragraph 7.01 of the Agreement, and any other extraordinary expenses incurred by the Trust under the Agreement; and (b) all charges and costs borne by the Trust associated with bank accounts maintained to support the settlement of shareholder activity, in accordance with paragraph 6.03 of the Agreement.

6.03.

The Trust shall be directly responsible for the costs associated with the bank accounts maintained to support the settlement of shareholder activity, including but not limited to purchases, repurchases, dividends and capital gains and will benefit directly from any net earnings credits associated with these bank accounts. The bank accounts will be held in the name of Goldman Sachs or the Trust’s registered sub-transfer agent for the benefit of the Trust. All charges or earning credits will be allocated to the Trust by Goldman Sachs no less frequently than quarterly.

6.04.

The Trust and Goldman Sachs recognize that future regulatory obligations of Goldman Sachs in respect of the transfer agency services that it provides to the Trust may cause the apportionment of responsibilities and resulting compensation described hereunder to be reevaluated by the parties in good faith.

7.	INDEMNIFICATION

7.01.

The Trust hereby agrees to indemnify and hold harmless Goldman Sachs, its officers, partners and employees and each person, if any, who controls Goldman Sachs (collectively, the “Indemnified Parties”) against any and all losses, claims, damages or liabilities, joint or several, to which any such Indemnified Party may become subject under the 1934 Act, the 1940 Act or other Federal or State statutory law or regulation, at common law or otherwise, insofar as such losses, claims, damages or liabilities (or actions in respect thereof) arise out of or are based upon Goldman Sachs’ actions hereunder. The Trust will reimburse each Indemnified Party for any legal or other expenses incurred by such Indemnified Party in connection with investigating or defending any such loss, claim, damage, liability or action.

7.02.

It is understood, however, that nothing in this Section 7 shall protect any indemnified Party, or entitle any Indemnified Party to indemnification against any liability to the Trust or its Shareholders to which such party would otherwise be subject by reason of willful misfeasance, bad faith, or gross negligence, in the performance of his duties, or by reason of his reckless disregard of his obligations and duties under this Agreement.

8.	TERM OF AGREEMENT

8.01.

This Agreement shall continue in full force and effect until terminated as hereinafter provided, may be amended at any time by mutual agreement of the parties hereto, which agreement shall be preceded by approval of the Trustees, including the Trustees who are not interested persons of the Trust or Goldman Sachs, and may be terminated (except as to paragraphs 7.01 and 7.02) by either party by an instrument in writing delivered or mailed, postage prepaid, to the other party, such termination to take effect no sooner than 120 days after the date of such delivery or mailing.

8.02.

Goldman Sachs and the Trust may agree from time to time, by written instrument signed by both parties, on such provisions interpretative of or in addition to the provisions of this Agreement as may in their joint opinion be consistent with the general tenor of this Agreement. No interpretative or additional provisions made as provided in the preceding sentence shall be deemed to be an amendment of this Agreement.

9.	MISCELLANEOUS

9.01.

Without limiting the other provisions hereof, notice and other writings delivered or mailed postage prepaid to the Trust in care of Goldman Sachs & Co. LLC , 71 South Wacker, Chicago, Illinois 60606, Attention: Shareholder Services, or to such other address as the Trust of Goldman Sachs may hereafter specify by written notice to the most recent address specified by the party to whom such notice is addressed, shall be deemed to have been properly delivered or given hereunder to the respective addressee.

9.02.

This Agreement shall be binding on and shall inure to the benefit of the Trust and Goldman Sachs and their respective successors, shall be construed according to the laws of Illinois and may be executed in two or more counterparts, each of which shall be deemed an original. This Agreement may not be assigned by Goldman Sachs nor may Goldman Sachs’ duties hereunder be performed by any other person without the prior written consent of the Trust authorized and approved by a resolution of the Board of Trustees. The term “assigned” shall be construed consistently with the term “assignment” as defined in Section 2(a)(4) of the 1940 Act and Rule 2a-6 thereunder as if such Rule applied to transfer and dividend disbursing agents. The headings in this Agreement have been inserted for convenience of reference only and shall not affect the meaning or interpretation of this Agreement. If any provision of this Agreement shall be held or made invalid by a court decision, statute, rule or otherwise, the remainder of this Agreement shall not be affected thereby. Any provision in this Agreement requiring compliance with any statute or regulation, shall mean such statute or regulation as amended and in effect from time to time. The Trust’s Declaration of Trust, as amended, is on file with the Secretary of State of Delaware.

9.03.

This Agreement is executed on behalf of the Trust and the obligations hereunder are not binding upon any of the Trustees, officers or Shareholders of the Trust individually but are binding only upon the Trust and its assets and property.

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

Attest:	By:

GOLDMAN SACHS & CO. LLC

Attest:	By:

GOLDMAN SACHS & CO. LLC

Transfer Agency Fee Schedule

of Transfer Agency Agreement with

GOLDMAN SACHS REAL ESTATE DIVERSIFIED INCOME FUND

For the services provided and expenses assumed by Goldman Sachs & Co. LLC (“Goldman Sachs”) pursuant to the Transfer Agency Agreement with respect to the Goldman Sachs Real Estate Diversified Income Fund (the “Trust”), dated January 9, 2020 (the “Agreement”), the Trust shall pay to Goldman Sachs as full compensation therefor a fee payable monthly at the annual rate of 0.14% of the average daily net asset value of each share class of the Trust.

Goldman Sachs & Co. LLC	Goldman Sachs Real Estate Diversified Income Fund

By:	By:
(Authorized Officer)	(Authorized Officer)